Bacterin International Secures Up To $9 million of Potential $14 million of Financing

BELGRADE, MT, – November 22, 2010 – Bacterin International Holdings, Inc. (OTCBB: BIHI) (“Bacterin”), a creator and developer of revolutionary bone graft material and anti-infective coatings for medical applications, today announced that it has secured an asset based lending facility of up to $8.0 million from Western Technology Investment, and has received approximately $980,000 through the exercise of warrants for a total of approximately $9 million potentially available for the Company’s use.  In addition, Bacterin announced that it has received a financing proposal which provides up to $5 million in potential borrowings through an accounts receivable line of credit with Bridge Bank, based in San Jose, California

Western Technology Investment (“WTI”), through two of its subsidiaries, will provide a facility of up to $8.0 million to Bacterin.  WTI, founded in 1980, is the oldest and largest independent venture debt firm.  WTI specializes in technology, healthcare and cleantech emerging growth companies and has provided capital to companies such as Brocade, Facebook, Google, IDEC Pharmaceuticals, Juniper Networks, and numerous others.  Under the terms of the WTI growth capital financing, Bacterin is permitted to draw down $2.5 million immediately with an additional $2.5 million available through April 30, 2011, provided Bacterin has achieved 90 percent of performance based milestones for the next two quarters.  In addition, subject to mutual agreement, WTI will make available an additional commitment through December 31, 2011 of up to 25 percent should there be a next new round of equity financing, or up to $3.0 million.  The facility is secured by the Company’s assets.  The Bridge Bank financing proposal is contingent upon the receipt of final credit approval from Bridge Bank as well as definitive documentation.  The Company hopes to close on the facility within the next 30 days.

The Company also announced that it has issued new warrants to a limited number of existing investors who exercised existing warrants.  Cash payments of the exercise price of the existing warrants provided the Company with an additional $980,000 of available funds.  The new warrants have an exercise price of $4.00 per share and expire on the fifth anniversary of the date of issuance.

Middlebury Securities, LLC, a wholly owned subsidiary of Middlebury Group, LLC acted as placement agent in connection with the financing.

Commenting on the financings, Guy Cook, said, “This financing not only carries our Company to EBITDA profitability, but puts us on the course to carry out our current growth plans into the foreseeable future.  We have provided revenue guidance of $15 to $17 million for 2010 with an increase to $52 to $57 million in 2011.  We believe this growth is achievable with our current commercialized product line in concert with our current financing plan.”

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com

or

John Gandolfo
Chief Financial Officer
Bacterin International Holdings, Inc.
406-388-0480
Jgandolfo@bacterin.com

About Bacterin International Holdings, Inc.

Bacterin International Holdings, Inc. (“the “Company” or “Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain with a facet joint stabilization, promotion of bone growth in foot and ankle surgery, promotion of skull healing following neurosurgery and cartilage regeneration in knee and other joint surgeries.

Bacterin’s Medical Device division develops anti-microbial coatings based upon proprietary coating technologies. Bacterin develops, employs, and licenses bioactive coatings for various medical device applications.  Bacterin’s strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination on medical devices’ drug delivery, local (as opposed to systemic) pain management, and anti-thrombotic factors for medical device applications.  Headquartered in Belgrade, Montana, Bacterin operates a 32,000 square foot., state-of-the-art, fully compliant and FDA registered facility, equipped with five "Class 100" clean rooms.  For further information please visit www.bacterin.com

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to, statements about the Company’s earnings  and its expectations for the future  due to among other things, the anticipated  efforts of its sales force. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.